[Letterhead of Eide Bailly LLP]

Majestic Oil & Gas, Inc.

Re:   Registration Statement on Form SB-2

Gentlemen:

We consent to the use in this Registration Statement of Majestic Oil & Gas, Inc. on Form SB-2, of our report dated May 25, 2005, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Eide Bailly LLP

Eide Bailly LLP
Billings, Montana
January 12, 2006